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                                                                    EXHIBIT 23.1


                       Consent of Independent Accountants



We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 29, 1999, except for note 14 which is dated March 17, 1999, relating to the financial statements, which appears in the 1998 Annual Report to Shareholders of Eclipse Surgical Technologies, Inc., which is included in Eclipse's Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the incorporation by reference of our report dated January 29, 1999, except for note 14 which is dated March 17, 1999, relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.



/s/ PricewaterhouseCoopers LLP

San Jose, California
July 13, 1999